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                                                                    EXHIBIT 23.1

                               CRAWFORD & COMPANY
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 2, 2004 (except for Note 1, as to which the date is July 28, 2004) included in this Annual Report (Form 10-K/A) of Crawford & Company.

We also consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 33-47536, 33-36116, 333-02051, 333-24425, 333-24427, 333-87465,
333-87467 and 333-43740) of Crawford & Company and in the related Prospectuses of our report dated February 2, 2004 (except for Note 1, as to which the date is July 28, 2004) with respect to the consolidated financial statements, as revised, of Crawford & Company included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

                                                      /s/  ERNST & YOUNG LLP

Atlanta, Georgia
July 28, 2004